Exhibit 4.3

November 16, 2010

Worlds.com, Inc.
11 Royal Road
Brookline, Massachusetts  02445

Attention: Thom Kidrin, President and Chief Executive Officer

Gentlemen:

We are pleased to set forth the terms of the retention of New World Merchant Partners LLC (“NWMP”) by Worlds.com, Inc. (collectively with its affiliates the “Company”).

1.           NWMP will assist the Company as its non-exclusive financial advisor, finder, and agent in connection with any Transaction with which the Company may be involved.  As used in this Agreement, the term “Transaction” shall mean (a) any merger, consolidation, reorganization, recapitalization, business combination, or other transaction pursuant to which the Company is acquired by, or combined with, any third party during the term of this Agreement (any such entity, a “Target”) or (b) the acquisition, directly or indirectly, by the Company (or by one or more persons acting together with the Company pursuant to a written agreement or otherwise), in a single transaction or a series of transaction, of (i) all or substantially all of the assets of the Target or (ii) shares of the Target’s capital stock.  NWMP’s services will include advice with respect to valuation and structuring of any Transaction, and assisting the Company in negotiations relating to any Transaction.

2.           In connection with NWMP’s activities on the Company’s behalf, the Company will cooperate with NWMP and will furnish NWMP with all information and data concerning the Company, any Transaction, and, to the extent available to the Company (the “Information”) which NWMP deems appropriate and will provide NWMP with access to the Company’s officers, directors, employees, independent accountants, and legal counsel.  To the extent that the Company has access to the officers, directors, employees, independent accountants, and legal counsel of the Target, it will provide such access to NWMP.  The Company represents and warrants that all Information (a) made available to NWMP by the Company or (b) contained in any filing by the Company with any court or governmental regulatory agency, commission, or instrumentality with respect to any Transaction will, at all times during the period of the engagement of NWMP hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.  The Company further represents and warrants that any projections provided by it to NWMP will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder, NWMP will be using and relying on the Information (and information available from public sources and other sources deemed reliable by NWMP) without independent verification thereof by NWMP or independent appraisal by NWMP of any of the Company or the Company’s assets or of the Target or the Target’s assets. NWMP does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Target, the Company, or any Transaction.  Any advice rendered by NWMP pursuant to this Agreement may not be disclosed publicly without NWMP’s prior written consent.

3.           In consideration of our services pursuant to this Agreement, NWMP shall be entitled to receive, and the Company agrees to pay NWMP, the following compensation:

(a)           a cash fee equal to three percent (3%) of the Transaction Consideration (as hereinafter defined); and

(b)           250,000 shares of common stock of the Company, the resale of such shares of common stock to be registered within 30 days on an appropriate form under the Securities Act of 1933, as amended.

For purposes of this Agreement, “Transaction Consideration” shall include the aggregate amount of cash, securities, or other assets received by the Company or its shareholders, and/or the Target or its shareholders, as applicable, in connection with a Transaction, plus (i) the present value of any payments made or to be made pursuant to installment notes, covenants not-to-compete, or other, similar arrangements (but excluding any future compensation for future employment in an amount consistent with that paid by the Company prior to the Transaction); (ii) the face amount of any debt of the Company or the Company's shareholders (but excluding operating leases, trade payables and normal accruals) which is assumed otherwise borne by the purchaser; and (iii) the amount of any dividends or other extraordinary payments or distributions made by the Company to its shareholders, officers, directors, or employees in anticipation of the Transaction.  The “present value of any payments made or to be made” shall be determined using the face amount of the payments, and a discount rate equal to the yield of 5-year Treasuries plus 1% at the end of the day immediately preceding the close of the Transaction.  Any securities or other non-cash consideration, received as consideration shall have a value equal to the cash equivalent value, as reasonably determined by NWMP. If all or any portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to NWMP, upon consummation of the Transaction, an additional cash fee determined in accordance with this paragraph, when, and if, such contingency payments are received. However, in the event of an installment purchase at a fixed price and a fixed time schedule the Company agrees to pay to NWMP, upon consummation of the Transaction, a cash fee determined in accordance with this paragraph based upon the present value of such installment payments using a discount rate referenced above.

In the event that, for any reason, the Company shall fail to pay to NWMP all or any portion of the compensation otherwise due thereto pursuant to this Agreement, interest shall accrue on such amount and shall be payable on the unpaid balance due hereunder from the date such amount was due through and including the date actually received by NWMP at the rate of interest equal to two points over the prime rate of interest as determined by Citibank, N.A. in New York, New York, computed on a daily basis and adjusted as announced from time to time.

If a Transaction is consummated and the Company determines to dispose of any assets of the Company or the Target within two years of such consummation, NWMP shall have the right to act as the Company’s exclusive agent in connection with such dispositions, subject to the good faith negotiation of customary and mutually agreeable terms.

4.           In addition to the fees described in paragraph 3 above, the Company agrees to promptly reimburse NWMP, upon request from time to time, for all out-of-pocket expenses incurred by NWMP (including fees and disbursements of counsel, and of other consultants and advisors retained by NWMP) in connection with the matters contemplated by this Agreement, provided, however, that no expense in excess of $250 shall be incurred without the prior consent of the Company.

5.           The Company agrees to indemnify NWMP in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.

6.           The term of this Agreement shall commence on the date hereof and expire on the first anniversary of the date hereof.  Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of such one year period or the date of the termination of this Agreement, if earlier, consummate a Transaction on which NWMP had any involvement or exerted any efforts whatsoever, the Company shall be required to pay to NWMP the fee determined in accordance with Section 3 hereof with respect to such Transaction.  Notwithstanding the foregoing, either party hereto may terminate this Agreement at any time upon written notice, without liability or expenses incurred or continuing obligation, except as otherwise set forth in this Section 6.  Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by NWMP up to the date of termination or completion, as the case may be, (ii) any compensation to be earned by NWMP after termination pursuant to paragraph 6 hereof, (iii) the reimbursement of expenses incurred by NWMP up to the date of termination or completion, as the case may be, (iv) the provisions of Sections 3 through 8, inclusive, of this Agreement, and (v) the attached Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect.

7.           The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein, without reference to conflicts of laws. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire any immunity from jurisdiction of such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.  The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company’s property, or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

8.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all of such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended, except in writing signed by the parties hereto.

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If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

NEW WORLD MERCHANT
PARTNERS LLC

By:_______________________
     Name:
     Title:

Confirmed and Agreed to
this 18th of November, 2010:

WORLDS.COM, INC.

By:Name: Thomas Kidrin
      Title:

INDEMNIFICATION PROVISIONS

Worlds.com, Inc. (collectively with its affiliates the “Company”) agrees to indemnify and hold harmless New World Merchant Partners LLC (“NWMP”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements  (and all actions, suits, proceedings, and investigations in respect thereof and any and all legal or other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding, or investigation (whether or not in connection with litigation in which NWMP is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with (a) NWMP’s acting for the Company, including, without limitation, any act or omission by NWMP in connection with its acceptance of or the performance or non-performance of its obligations under the agreement, dated November 16, 2010, between NWMP and the Company, as such agreement  may be amended from time to time (the “Agreement”), or (b) any Transaction (as such term is defined in the Agreement); provided, however, such indemnity shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of NWMP.   The Company also agrees that NWMP shall not have any liability (whether direct or indirect in contract or tort or otherwise) to the Company for or in connection with the engagement of NWMP, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not to subject to further appeal) to have resulted primarily and directly from NWMP’s gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to NWMP or the persons indemnified below in this sentence and shall extend to the following: NWMP, its affiliated entities, directors, officers, employees, counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to NWMP in these Indemnification Provisions shall be deemed to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced as to which NWMP proposed to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by NWMP to notify the Company shall not relieve the Company from its obligations hereunder unless the Company shall have been materially prejudiced. The Company shall have the right to retain counsel to represent NWMP, which counsel shall be reasonably acceptable to NWMP, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against NWMP made with its written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of NWMP, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to NWMP of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant  to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and NWMP, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and NWMP, on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, NWMP shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by NWMP pursuant to the Agreement.

Neither termination nor completion of the engagement of NWMP referred to above shall affect these Indemnification Provisions, which shall then remain operative and in full force and effect.